Exhibit 99.1

                     For Immediate Release
                    For Further Information:
         Brian Arsenault, SVP Corporate Communications
                         207 761-8517




Banknorth to Close on American Financial February 14


Portland, Maine, January 13, 2003 - Banknorth Group, Inc.  (NYSE:
BNK) announced today that it will finalize its acquisition of American Financial Holdings, Inc. (NASDAQ: AMFH), parent company of American Savings Bank, a Connecticut-chartered bank with 34 branches in central Connecticut, on February 14, 2003. Banknorth has received all required regulatory approvals and American Financial shareholders previously voted their approval of the acquisition.

The transaction is valued at approximately $709.3 million in cash and stock. The acquisition will increase Banknorth's assets in Connecticut to more than $4 billion and increase its deposit market share position in the state from 14th to 5th. In 2002, Banknorth acquired Bancorp Connecticut, parent company of Southington Savings Bank, and American Financial acquired American Bank of Connecticut. The combined entities will operate as Banknorth Connecticut.

Under the terms of the transaction, each share of American Financial common stock will be exchanged for either $32.00 or
1.22 shares of Banknorth common stock, plus cash in lieu of any fractional share interest. Elections of stock or cash will be subject to allocation procedures that will ensure that 50% of American Financial common stock outstanding immediately prior to the completion of the transaction will be converted into shares of Banknorth common stock and 50% will be converted into cash.

Election forms will be mailed in late January and American Financial shareholders will have 20 days to elect their preference for cash or stock, ending on or about February 19, 2003. The transaction is intended to qualify as reorganization for federal income tax purposes. As a result, the shares of American Financial stock exchanged for Banknorth stock will be transferred on a tax-free basis.

Banknorth Group, Inc. is one of the country's 35 largest commercial banking companies with total assets of $22.5 billion at September 30, 2002. The Company's banking subsidiary, Banknorth, N.A. operates banking divisions in Connecticut, Maine, Massachusetts, New Hampshire, New York and Vermont. Banknorth also operates subsidiaries and divisions in insurance, investment planning, money management, leasing, merchant services, mortgage banking, government banking and other financial services.

This press release contains forward-looking statements regarding Banknorth's acquisition of American Financial. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) estimated cost savings from the acquisition cannot be fully realized within the expected time frame; (2) revenues following the acquisition are lower than expected; (3) competitive pressure among depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of Banknorth and American Financial are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the markets in which Banknorth will be doing business, are less favorable than expected; or (7) legislation or changes in regulatory requirements adversely affect the businesses in which Banknorth would be engaged.


















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